Exhibit 99.1

Press Contacts:
John Stewart	Claire Rowberry
Progress Software Corporation	LEWIS PR
+ 781-280-4101	+1 617-226-8841
jstewart@progress.com	progress@lewispr.com
PROGRESS SOFTWARE APPOINTS INDUSTRY VETERAN BARRY BYCOFF TO ITS BOARD OF DIRECTORS
BEDFORD, Mass., March 13, 2007—Progress Software Corporation (NASDAQ: PRGS), a provider of leading application infrastructure software to develop, deploy, integrate and manage business applications, today announced the appointment of Barry Bycoff to the Board of Directors of Progress Software Corporation, effective immediately.
Barry Bycoff brings over 25 years of experience in the computer and software industry to Progress Software, and is currently a Venture Partner at Pequot Ventures, where he joined in 2005 to assist portfolio companies with their operations and to make selected investments.
“Barry is a software industry veteran who is consistently successful,” said Joseph Alsop, co-founder and CEO of Progress Software. “His experience and leadership in building software companies into highly profitable market leaders will be a great asset to our board.”
During his lengthy tenure in the computer and software industry, Mr. Bycoff has demonstrated his ability for building companies into highly profitable market leaders. In 1996, he founded Netegrity and created a new product category for enterprise security software. The company received the “Product of the Year” award from Network World Magazine. At the same time, as Chairman, CEO and President, he engineered the transformation of Netegrity’s predecessor company into a leading developer of enterprise software. Barry directed the company’s growth from publicly held start up to one of the fastest growing software companies in the industry with a dominant market share and revenues of close to $100 million when the company was acquired by Computer Associates for approximately $450 million at the end of November, 2004.
Mr. Bycoff’s history with Netegrity dates back to 1993, when he became CEO of Software Developer’s Corporation (SDC), a distributor of technical software and hardware. Mr. Bycoff joined SDC when it was feeling the effects of a changing software distribution business. Turning the company around, he managed to double it in size and return it to profitability. It was through conversations with customers that he realized that, as the internet took off, there would be a huge need for e-business security software. Subsequent to the Board buying into his vision, SDC was sold and the funds were used to create Netegrity in 1996.
Mr. Bycoff and Netegrity have received much recognition from technology and financial industry. Mr. Bycoff was named Ernst and Young’s 2001 New England Entrepreneur of the Year in the Software Category. He served as co-chair of TechNet’s CEO Taskforce on Cyber Security. He has made many appearances on television and at industry events and has sat on the Board of Directors for a number of technology companies. Netegrity ranked among the Boston Globe’s Hi Tech 50 for the last 4 years. It was named the “Best 3-Year Performer” in The Wall Street Journal’s annual Shareholder Scoreboard; one of Forbes Magazine’s Best Managed, Fastest Growing Companies and a Bloomberg’s 100 Fastest growing Companies.
Prior to leading Netegrity, Mr. Bycoff was Chief Operating Officer at MapInfo Corporation (MAPS), where he spent 3 years developing this company into the leader in the geographic information systems market. Before that, he was at Prime Computer where he served as Vice President of Marketing and ran several business units. He began his career at the Gillette Company in the IT and Financial Organizations.
Mr. Bycoff graduated from the University of Massachusetts at Boston with a BA in Political Science and Psychology, and earned an MBA from Boston University as a research fellow and graduated cum laude. He currently serves on the Board of Directors of Aveksa and the Board of Visitors at Duke University Pratt School of Engineering.
Progress Software Corporation
Progress Software Corporation (NASDAQ: PRGS) provides application infrastructure software for the development, deployment, integration and management of business applications. Our goal is to maximize the benefits of information technology while minimizing its complexity and total cost of ownership. Progress can be reached at www.progress.com or +1-781-280-4000.
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